As filed with the Securities and Exchange Commission on August 1, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BROADWIND ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0409160
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3240 S. Central Avenue

Cicero, IL 60804
(Address of principal executive offices)

Broadwind Energy, Inc.
Broadwind Energy, Inc. Employees’ 401(k) Plan

 (Full title of the plan)

David W. Fell
General Counsel and Secretary
Broadwind Energy, Inc.
3240 S. Central Avenue

Cicero, IL 60804
(708) 780-4800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert L. Verigan

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.001 per share	200,000 shares	$4.59	$918,000	$125.22
Series A Junior Participating Preferred Share Purchase Rights	(4)	(4)	(4)	(4)

(1)                                 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Broadwind Energy, Inc. Employees’ 401(k) Plan (the “Plan”).

(2)                                 Represents shares of common stock underlying the Plan. Pursuant to Rule 416 of the Securities Act, this registration statement shall also cover any additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of common stock issuable pursuant to awards granted under the Plan.

(3)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act, using the average of the high and low prices as reported on the Nasdaq Global Select Market on July 31, 2013.

(4)                                 The Series A Junior Participating Preferred Share Purchase Rights are initially carried with the shares of common stock. The value attributable to such rights, if any, is reflected in the market price of the shares of common stock.

EXPLANATORY NOTE

Broadwind Energy, Inc. (the “Company”) filed a registration statement on Form S-8 on June 5, 2012 (Reg. No. 333-181901) (the “Previous Registration Statement”), relating to the registration of 300,000 shares of common stock (after giving effect to a 1 for 10 reverse stock split effective on August 22, 2012), par value $0.001 per share (“Common Stock”), of the Company in connection with the Broadwind Energy, Inc. Employees’ 401(k) Plan (the “Plan”).

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 (the “Registration Statement”) registers an additional 200,000 shares of Common Stock which may be acquired pursuant to the Plan.

The contents of the Previous Registration Statement are hereby incorporated by reference pursuant to General Instruction E of Form S-8, except for Items 3 and 8, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)                                 The Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including those sections incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A filed March 22, 2013;

(b)                                 The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013;

(c)                                  The Company’s Current Reports on Form 8-K filed January 15, 2013, February 13, 2013, April 22, 2013 and May 3, 2013;

(d)                             The description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on April 8, 2009 (File No. 001-34278)  pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment thereto or report filed for the purpose of updating such description; and

(e)                                  The description of the Company’s Series A Junior Participating Preferred Share Purchase Rights contained in the Company’s registration statement on Form 8-A filed with the Commission on February 13, 2013 (File No. 001-34278)  pursuant to Section 12 of the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cicero, State of Illinois, on this 1st day of August, 2013.

BROADWIND ENERGY, INC.

By:	/s/ Peter C. Duprey
	Name:	Peter C. Duprey
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David W. Fell and Peter C. Duprey, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this registration statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Capacity	Date

/s/ Peter C. Duprey	President, Chief Executive Officer and Director	August 1, 2013
Peter C. Duprey	(Principal Executive Officer)

/s/ Stephanie K. Kushner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 1, 2013
Stephanie K. Kushner

/s/ Robert Rogowski	Vice President and Corporate Controller (Principal Accounting	August 1, 2013
Robert Rogowski	Officer)

/s/ David P. Reiland	Chairman of the Board	August 1, 2013
David P. Reiland

/s/ Charles H. Beynon	Director	August 1, 2013
Charles H. Beynon

/s/ William T. Fejes, Jr.	Director	August 1, 2013
William T. Fejes, Jr.

/s/ Terence P. Fox	Director	August 1, 2013
Terence P. Fox

/s/ Thomas A. Wagner	Director	August 1, 2013
Thomas A. Wagner

Pursuant to the requirements of the Securities Act of 1933, the trustee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cicero, State of Illinois, on this 1st day of August, 2013.

BROADWIND ENERGY, INC. EMPLOYEES’ 401(K) PLAN

By:	/s/ Julie Nass
Name: Julie Nass
Title: Plan Administrator

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)

4.2	Certificate of Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 23, 2012)

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 5, 2010)

4.4

Section 382 Rights Agreement, dated as of February 12, 2013, by and between the Company and Wells Fargo Bank, National Association, as rights agent (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 22, 2013)

*5.1	Opinion of Sidley Austin LLP

*23.1	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1)

*23.2	Consent of Grant Thornton LLP

24.1	Powers of Attorney (contained in the signature page to this registration statement)

*  Filed herewith.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K with respect to the Plan, the Company hereby undertakes that it has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.